Exhibit 10.1

PERSONAL & CONFIDENTIAL

March 13, 2012

Mr. George Villasana
709 SE 9th Street
Fort Lauderdale, FL  33316

Dear George:

We are excited that you will be joining our Company as Vice-President and General Counsel reporting to me. I am sure that you will make a significant contribution to our company and look forward to your starting with us on 4/16/12.

Cash Compensation
Your Target Annualized compensation will be $ 441,000. This includes base salary and annual bonus at target. The components are set forth below.

Annual base compensation will be $ 315,000 and a total target annual bonus opportunity of $126,000, which is 40% of your base salary. The bonus for 2012 will be prorated for the portion of the year that you are actually employed. If you start on April 16th, your proration will be 70.8%. The bonus targets, which are the same for all bonus-eligible employees in the corporate office, are based upon the number of cars sold in the US in 2012 and Asbury EBITDA at each level of sales. We will provide you with a copy of this plan when it is available.

Signing Bonus
In lieu of relocation assistance, Asbury Automotive will pay you a $180,000 signing bonus. Payments will be made over twelve consecutive months and is subject to repayment by you if you terminate your employment before your second anniversary. This allowance will be subject to regular tax withholdings. With this payment, we expect you to bear any and all expenses associated with your relocation to Duluth which may include but are not limited to temporary living, travel to and from North Carolina and Florida, home sale assistance, shipment of household goods, new home closing costs, etc.

Equity Grant
An equity grant will be issued to you as soon as practicable after your date of hire. This grant will consist of restricted shares, which vest ratably over 3 years. The total value of these shares will be $315,000.

If Asbury resumes dividend payments to our shareholders, you will also receive dividend equivalents for your unvested restricted shares. These dividend equivalents will be accrued and paid out to you in cash when the shares vest.

Unvested restricted shares count toward your equity holding requirements, which is two times your base salary. You will be expected to meet this guideline over the course of three years.

You will be provided with the number of shares as well as instructions on how to login to your own personal website to view your equity details as soon as it is available.

Auto Allowance
You will receive a car allowance in the amount of $800 per month. This amount will be paid to you in our regular payroll and will be subject to normal withholding.

Benefits
We offer a competitive package of benefits including:
Family Health, Dental and Vision Care, a 401(k) Plan, Employee LTD, Life and STD. We can provide you the details as you would like.

Vacation
In 2012, you will have 2 weeks of vacation for 2012 and 4 weeks of paid vacation annually thereafter.

Termination Protection
You will receive a termination protection agreement providing base salary and benefits continuation for one year in the event you are terminated without cause or you terminate your employment for good reason A separation agreement will be provided to you, which will include change in control benefits (as discussed below), non-compete, non-disclosure and non-solicitation provisions.

Change in Control
Change in control has a double trigger, which provides one-year base salary. A separate agreement will be provided to you containing the change in control benefits.

Our offer is contingent upon successful completion of a background check, credit check, motor vehicle review and a pre-employment drug test.

In extending this offer of employment, we have relied on your representations that (1) you will not use in any way any confidential information (or any records, documents and similar items) relating to the business of your former employers while employed at Asbury and (2) you have not entered into any agreement or made any commitment to any prior employer or other third party (including, without limitation, non-competition provisions or other restrictive covenants in agreements with prior employers) which would in any way affect or limit your ability to carry out your duties with Asbury. By signing this offer letter, you acknowledge that any inaccuracy in these representations may be grounds for termination.

To signify your acceptance of this position, please sign below and return one copy to me.

Sincerely,

/s/ Craig T. Monaghan

Craig T. Monaghan
President and CEO
Asbury Automotive Group, Inc.

I hereby signify my acceptance of the position

/s/ George Villasana                        March 31, 2012
Signature                             Date